UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                          CAPSTONE CAPITAL TRUST INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   14066R102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP No. 14066R102
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Pecks Management Partners Ltd.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               Not Applicable
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             Not Applicable
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        Not Applicable
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        Not Applicable
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      Not Applicable
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|

      Not Applicable
--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      Not Applicable
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IA
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 5 pages

Item 1(a).     Name of Issuer

               CAPSTONE CAPITAL TRUST INC. (the "Company")

Item 1(b).     Address of Issuer's Principal Executive Offices

               1000 Urban Center Drive, Suite 630
               Birmingham, Alabama 35242

Item 2(a).     Name of Person Filing

               Pecks Management Partners Ltd. ("Pecks")

Item 2(b).     Address of Principal Business Office

               One Rockefeller Plaza
               New York, NY  10020

Item 2(c).     Citizenship

               New York

Item 2(d).     Title of Class of Securities

               Securities convertible into Common Stock of the Company

Item 2(e).     CUSIP Number

               14066R102

Item 3(e).
               Pecks is filing this Schedule 13G as an Investment Advisor registered under section 203 of the Investment Advisors Act of 1940.

Item 4.        Ownership

               Not applicable.


Item 5.        Ownership of Five Percent or Less of a Class

               This statement is being filed to report the fact that as of the date hereof Pecks has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

               Not Applicable


                                Page 3 of 5 pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

               Not Applicable

Item 8. Identification and Classification of Members of the Group

               Not Applicable

Item 9.        Notice of Dissolution of Group

               Not Applicable

Item 10.       Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                Page 4 of 5 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             Dated:  February 12, 1997


                                             PECKS MANAGEMENT PARTNERS LTD.


                                             By:  /s/ Robert J. Cresci
                                                 -------------------------------
                                                  Robert J. Cresci
                                                  Managing Director


                                Page 5 of 5 pages